Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-3 of Hampton Roads Bankshares, Inc. of our reports dated March 27, 2009, relating to our audit of the consolidated financial statements and internal control over financial reporting, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption ''Experts" in such Prospectus.

Winchester, Virginia

October 16, 2009

50 South Cameron Street P.O. Box 2560 Winchester, VA 22604 (540) 662-34'2 FAX (540) 662-4211	Offices located in: Winchester, Middleburg, Leesburg, Culpeper, and Richmond, Virginia. Member: American Institute of Certified Public Accountants / Virginia Society of Certified Public Accountants